Exhibit 99.1

SolarWinds Announces Fourth Quarter and Full Year 2014 Results
AUSTIN, Texas - January 29, 2015 - SolarWinds (NYSE: SWI), a leading provider of powerful and affordable IT management software, today reported results for its fourth quarter and full year ended December 31, 2014.

•	Total revenue for the fourth quarter reached a record high of $118.4 million, representing 22% year-over-year growth on a reported basis and 24% year-over-year growth on a constant currency basis.

•	Combined maintenance and subscription revenue for the fourth quarter of $73.4 million, representing 28% year-over-year growth in recurring revenue.

•	License revenue for the fourth quarter of $45.1 million, representing 14% year-over-year growth.

•	GAAP diluted earnings per share of $0.30 and non-GAAP diluted earnings per share of $0.51 for the fourth quarter.

•	GAAP operating income of $30.5 million, or a GAAP operating margin of 26%, and non-GAAP operating income of $52.5 million, or a non-GAAP operating margin of 44% for the fourth quarter.

Financial Results
SolarWinds reported total revenue for the fourth quarter of 2014 of $118.4 million, a 22% increase over total revenue for the fourth quarter of 2013. Total recurring revenue, comprised of subscription revenue of $9.3 million and record maintenance revenue of $64.1 million, reached $73.4 million, increasing by 28% over the fourth quarter of 2013, representing 62% of total revenue. License revenue was $45.1 million for the fourth quarter of 2014, representing a 14% increase over license revenue for the fourth quarter of 2013.
On a GAAP basis, diluted earnings per share were $0.30 for the fourth quarter of 2014, compared to $0.28 for the fourth quarter of 2013. Non-GAAP diluted earnings per share were $0.51 for the fourth quarter of 2014 compared to $0.41 for the fourth quarter of 2013.
The financial results included in this press release are preliminary and pending final review by the company and its external auditors. Financial results will not be final until SolarWinds files its annual report on Form 10-K for the period. Information about SolarWinds' use of these non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Recent Business Highlights
"I am pleased to report that we delivered another strong performance in the fourth quarter, and closed the year in a very good position. Over the course of the year, we invested heavily in our business and believe that those investments have translated into strong gains across product lines and the regions in which we operate,” said Kevin Thompson, SolarWinds' President and Chief Executive Officer.
"The team is continuously working to enhance our execution and this will remain a focus in 2015 - both as we continue to capitalize on the opportunity in the on-premise IT Management market and as we expand SolarWinds’ offerings and model into technology management for the Cloud. We believe that we have created momentum in the business that will allow us to take advantage of new opportunities in 2015," added Thompson.

Recent SolarWinds business highlights include:

•
SolarWinds acquired Librato®, a Cloud-based monitoring company headquartered in San Francisco. This latest acquisition, on the heels of SolarWinds’ acquisition of Pingdom® in 2014, represents another step in the company’s efforts to extend and connect performance management capabilities from on-premise IT infrastructure to Cloud-based application environments. The company believes that these two acquisitions represent significant progress towards executing an overall vision of helping technology pros manage all things IT in a hybrid world.

•
The Company’s results in 2014 reflect strength across multiple product lines, including contributions to year-over-year growth for the Network Management and Database Management product portfolios. The SolarWinds MSP team also drove solid performance and delivered record results. Key regions that experienced robust year-over-year growth versus 2013 include North America commercial, Latin America and EMEA.

•
In the fourth quarter, SolarWinds released an updated version of SolarWinds® Database Performance Analyzer (DPA), giving database administrators valuable insight into the database's impact on other layers of the application stack. SolarWinds DPA 9.0 adds storage resource visibility and correlation, providing database admins with unique insight into how storage I/O issues contribute to poor response time; and adds metric baselining and alerting, which enables DBAs to pinpoint the root cause of performance issues within minutes.

•
SolarWinds continues to receive honors for its business and product performance. In the fourth quarter, SolarWinds’ GeekSpeak blog, which offers IT Professionals deep, technical discussions on a range of IT management topics, was named one of BizTech’s 50 Must-Read IT blogs of 2014. Fourth quarter product accolades included a number of awards across multiple publications for Server & Application Monitor (SAM), Virtualization Manager (VM), Network Performance Monitor (NPM), Network Configuration Manager (NCM), User Device Tracker (UDT), Network Topology Mapper (NTM), Log & Event Manager (LEM) and SolarWinds N-able’s N-central®.

"Through the hard work of the SolarWinds team and the increased investment we made in our business this year, we exited 2014 well-positioned to capitalize on the opportunity in IT management," said Jason Ream, SolarWinds' Executive Vice President and Chief Financial Officer. "Despite foreign currency headwinds which negatively impacted our year-over-year revenue growth, our fourth quarter revenue growth remained robust and represents record total revenue for SolarWinds.”
“In addition, though we continued to aggressively invest in our business, the inherent leverage in our business model was once again reflected in non-GAAP operating margins well above our outlook. For the coming year, we remain confident in our ability to drive strong growth despite continued foreign currency headwinds as we continue to focus on improving our momentum in network and systems management while extending our capabilities beyond on-premise IT management in order to attack the growing opportunity to manage the performance of applications and IT infrastructure both in the Cloud as well as across hybrid on-premise/Cloud environments," added Ream.
Financial Outlook
As of January 29, 2015, SolarWinds is providing its financial outlook for its first quarter of 2015. The financial information below represents forward-looking non-GAAP financial information, including an estimate of non-GAAP operating income as a percentage of revenue and non-GAAP diluted earnings per share for the first quarter of 2015. These non-GAAP financial measures exclude, among other items mentioned below, stock-based compensation expense and related employer-paid payroll taxes. SolarWinds cannot reasonably estimate the expected stock-based compensation expense and related employer-paid payroll taxes for these future periods as the amounts depend upon such factors as the future price of SolarWinds' stock for purposes of computation. In addition, costs related to non-recurring items and acquisitions are not costs that SolarWinds can estimate because they are a function of what non-recurring items and acquisitions, if any, occur and the kind of costs incurred in connection with any such non-recurring items or acquisitions.
Financial Outlook for the First Quarter of 2015
SolarWinds' management currently expects to achieve the following results for the first quarter of 2015:

•	Total revenue in the range of $116.2 to $118.4 million, or 21% to 23% growth over the first quarter of 2014.

•	Non-GAAP operating income representing approximately 40% of revenue.

•	Non-GAAP diluted earnings per share of $0.43 to $0.46.

•	Weighted average outstanding diluted shares of approximately 77.8 million.

Conference Call and Webcast
In conjunction with this announcement, SolarWinds will host a conference call to discuss its financial results and its business for the fourth quarter and full year 2014 at 4:00 p.m. CT (5:00 p.m. ET/2:00 p.m. PT) on Thursday, January 29, 2015. A live webcast of the call will be available on the SolarWinds Investor Relations website at http://ir.solarwinds.com. A live dial-in will be available domestically at 1-888-708-5692 and internationally at +1-913-312-1477. To access the live call, please dial in 5-10 minutes before the scheduled start time. A replay of the webcast will be available on a temporary basis shortly after the event on the SolarWinds Investor Relations website.

Forward-Looking Statements
This press release contains “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for the first quarter of 2015, the focus and trajectory of our business, our future product releases and roadmap, areas of investment and focus, and our market opportunity, including the growing opportunity to manage the performance of applications and IT infrastructure both in the Cloud as well as across hybrid on-premise/Cloud environments. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “believe,” “plan,” “will,” “expect,” “anticipate,” “continue,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the inability to generate significant volumes of sales leads from Internet search engines, marketing campaigns and traffic to our websites; (b) the inability to expand our sales operations effectively; (c) the inability to increase sales to existing customers and to attract new customers; (d) SolarWinds' ability to successfully identify, complete, and integrate acquisitions; (e) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; (f) the timing and success of new product introductions and product upgrades by SolarWinds or its competitors; (g) the presence or absence of occasional large customer orders, including in particular those placed by the U.S. federal government; (h) the possibility that our operating income could fluctuate and may decline as percentage of revenue as we make further expenditures to expand our operations in order to support additional growth in our business; (i) potential foreign exchange gains and losses related to expenses and sales denominated in currencies other than the functional currency of an associated entity; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission, including the risk factors discussed in our Annual Report on Form 10-K for the period ended December 31, 2014 that SolarWinds anticipates filing on or before March 2, 2015. All information provided in this release is as of the date hereof and SolarWinds undertakes no duty to update this information except as required by law.
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with GAAP, this press release and the accompanying tables contain certain non-GAAP financial measures. The tables below set forth a reconciliation of each of these non-GAAP measures to a GAAP financial measure that we consider to be most comparable. SolarWinds believes that each of these non-GAAP financial measures provides meaningful supplemental information regarding its performance by excluding certain items that may not be indicative of its core business operations. SolarWinds' management and Board of Directors use certain of these non-GAAP measures to assess operational performance, allocate resources, prepare annual budgets, and determine employee incentive compensation. Accordingly, these measures may provide helpful insight to investors into the motivation and decision-making of management in operating the business. SolarWinds' management and Board of Directors analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

SolarWinds also believes that these non-GAAP financial measures are used by investors and security analysts to (a) compare and evaluate its performance from period to period and (b) compare its performance to those of its competitors. These non-GAAP measures exclude certain items that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired.

There are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Certain items that are excluded from these non-GAAP financial measures can have a material impact on operating and net income.
As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, the most comparable GAAP measures. SolarWinds' management and Board of Directors compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are set forth in the tables below.

About SolarWinds
SolarWinds (NYSE: SWI) provides powerful and affordable IT management software to customers worldwide from Fortune 500® enterprises to small businesses. In all of our market areas, our approach is consistent. We focus exclusively on IT Pros and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. SolarWinds delivers on this commitment with unexpected simplicity through products that are easy to find, buy, use and maintain while providing the power to address any IT management problem on any scale. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at http://www.solarwinds.com.
SolarWinds, SolarWinds & Design, Librato, Pingdom, and thwack are registered trademarks of SolarWinds or its affiliates. All other SolarWinds marks are the exclusive property of SolarWinds, may be pending registration with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other company and product names mentioned are used only for identification purposes and may be trademarks or registered trademarks of their respective companies.
© 2015 SolarWinds Worldwide, LLC. All rights reserved.
CONTACTS:

Investors:	Media:
Dave Hafner Phone: 512.682.9867 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9545 pr@solarwinds.com

SolarWinds, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share information)
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$237,942	$165,973
Short-term investments	12,384	19,327
Accounts receivable, net of allowances of $1,088 and $473 as of December 31, 2014 and 2013, respectively	50,791	45,694
Income tax receivable	128	1,535
Deferred taxes	8,350	5,410
Prepaid and other current assets	6,492	4,846
Total current assets	316,087	242,785
Property and equipment, net	23,614	9,213
Long-term investments	17,423	11,012
Deferred taxes	830	478
Goodwill	363,585	317,054
Intangible assets and other, net	103,493	125,800
Total assets	$825,032	$706,342
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,829	$7,187
Accrued liabilities and other	35,276	17,716
Income taxes payable	2,351	563
Current portion of deferred revenue	154,799	128,328
Current debt obligations	—	40,000
Total current liabilities	199,255	193,794
Long-term liabilities:
Deferred revenue, net of current portion	8,609	6,863
Non-current deferred taxes	5,319	4,975
Other long-term liabilities	22,990	16,816
Total liabilities	236,173	222,448
Stockholders’ equity:
Common stock, $0.001 par value: 123,000,000 shares authorized and 75,911,349 and 75,009,620 shares issued and outstanding as of December 31, 2014 and 2013, respectively	76	75
Additional paid-in capital	279,584	236,481
Accumulated other comprehensive income (loss)	(13,299)	2,953
Accumulated earnings	322,498	244,385
Total stockholders’ equity	588,859	483,894
Total liabilities and stockholders’ equity	$825,032	$706,342

SolarWinds, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Revenue:
License	$45,052	$39,539	$161,795	$135,839
Maintenance and other	64,092	53,650	238,892	191,491
Subscription	9,295	3,904	28,027	8,055
Total revenue	118,439	97,093	428,714	335,385
Cost of license revenue	4,073	3,370	16,394	11,633
Cost of maintenance and other revenue	4,019	3,034	15,315	11,612
Cost of subscription revenue	3,770	2,625	12,657	4,671
Gross profit	106,577	88,064	384,348	307,469
Operating expenses:
Sales and marketing	41,648	32,751	148,420	99,289
Research and development	14,695	11,892	56,479	37,514
General and administrative	19,706	14,161	77,172	48,919
Total operating expenses	76,049	58,804	282,071	185,722
Operating income	30,528	29,260	102,277	121,747
Other income (expense):
Interest income	117	72	363	396
Interest expense	(107)	(215)	(684)	(215)
Other income (expense), net	194	72	640	(425)
Total other income (expense)	204	(71)	319	(244)
Income before income taxes	30,732	29,189	102,596	121,503
Income tax expense	7,765	8,030	24,483	31,725
Net income	$22,967	$21,159	$78,113	$89,778
Net income per share:
Basic earnings per share	$0.30	$0.28	$1.03	$1.19
Diluted earnings per share	$0.30	$0.28	$1.02	$1.17
Weighted-average shares used to compute net income per share:
Shares used in computation of basic earnings per share	75,778	75,119	75,476	75,182
Shares used in computation of diluted earnings per share	76,925	76,048	76,462	76,475

SolarWinds, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
GAAP cost of revenue	$11,862	$9,029	$44,366	$27,916
Amortization of intangible assets (1)	(5,137)	(4,517)	(20,233)	(12,285)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(496)	(183)	(1,543)	(685)
Restructuring charges (4)	4	(19)	4	(46)
Non-GAAP cost of revenue	$6,233	$4,310	$22,594	$14,900

GAAP gross profit	$106,577	$88,064	$384,348	$307,469
Amortization of intangible assets (1)	5,137	4,517	20,233	12,285
Stock-based compensation expense and related employer-paid payroll taxes (2)	496	183	1,543	685
Restructuring charges (4)	(4)	19	(4)	46
Non-GAAP gross profit	$112,206	$92,783	$406,120	$320,485

GAAP sales and marketing expense	$41,648	$32,751	$148,420	$99,289
Stock-based compensation expense and related employer-paid payroll taxes (2)	(4,305)	(2,084)	(14,496)	(8,469)
Restructuring charges (4)	(2)	(5)	(15)	(228)
Non-GAAP sales and marketing expense	$37,341	$30,662	$133,909	$90,592

GAAP research and development expense	$14,695	$11,892	$56,479	$37,514
Stock-based compensation expense and related employer-paid payroll taxes (2)	(2,285)	(970)	(7,692)	(4,377)
Restructuring charges (4)	(29)	(24)	(106)	(123)
Non-GAAP research and development expense	$12,381	$10,898	$48,681	$33,014

GAAP general and administrative expense	$19,706	$14,161	$77,172	$48,919
Amortization of intangible assets (1)	(2,936)	(3,207)	(10,967)	(9,527)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(4,579)	(2,335)	(16,105)	(9,919)
Acquisition related adjustments (3)	(2,329)	(102)	(6,234)	(1,108)
Restructuring charges (4)	120	(878)	(7,296)	(1,839)
Non-GAAP general and administrative expense	$9,982	$7,639	$36,570	$26,526

GAAP operating expenses	$76,049	$58,804	$282,071	$185,722
Amortization of intangible assets (1)	(2,936)	(3,207)	(10,967)	(9,527)
Stock-based compensation expense and related employer-paid payroll taxes (2)	(11,169)	(5,389)	(38,293)	(22,765)
Acquisition related adjustments (3)	(2,329)	(102)	(6,234)	(1,108)
Restructuring charges (4)	89	(907)	(7,417)	(2,190)
Non-GAAP operating expenses	$59,704	$49,199	$219,160	$150,132

GAAP operating income	$30,528	$29,260	$102,277	$121,747
Amortization of intangible assets (1)	8,073	7,724	31,200	21,812
Stock-based compensation expense and related employer-paid payroll taxes (2)	11,665	5,572	39,836	23,450
Acquisition related adjustments (3)	2,329	102	6,234	1,108
Restructuring charges (4)	(93)	926	7,413	2,236
Non-GAAP operating income	$52,502	$43,584	$186,960	$170,353

GAAP other income (expense)	$204	$(71)	$319	$(244)
Acquisition related adjustments (3)	—	—	—	4
Non-GAAP other income (expense)	$204	$(71)	$319	$(240)

GAAP income tax expense	$7,765	$8,030	$24,483	$31,725
Income tax effect on non-GAAP exclusions (5)	5,858	4,067	22,532	13,375
Non-GAAP income tax expense	$13,623	$12,097	$47,015	$45,100

GAAP net income	$22,967	$21,159	$78,113	$89,778
Amortization of intangible assets (1)	8,073	7,724	31,200	21,812
Stock-based compensation expense and related employer-paid payroll taxes (2)	11,665	5,572	39,836	23,450
Acquisition related adjustments (3)	2,329	102	6,234	1,112
Restructuring charges (4)	(93)	926	7,413	2,236
Tax benefits associated with above adjustments (5)	(5,858)	(4,067)	(22,532)	(13,375)
Non-GAAP net income	$39,083	$31,416	$140,264	$125,013

Non-GAAP diluted earnings per share (6)	$0.51	$0.41	$1.83	$1.63
Weighted-average shares used in computing diluted earnings per share	76,925	76,048	76,462	76,475

Percentage of Revenue:

GAAP gross profit	90.0%	90.7%	89.7%	91.7%
Non-GAAP adjustments (1)(2)(4)	4.8	4.9	5.1	3.9
Non-GAAP gross profit	94.7%	95.6%	94.7%	95.6%

GAAP operating margin	25.8%	30.1%	23.9%	36.3%
Non-GAAP adjustments (1)(2)(3)(4)	18.6	14.8	19.8	14.5
Non-GAAP operating margin	44.3%	44.9%	43.6%	50.8%

GAAP net income	19.4%	21.8%	18.2%	26.8%
Non-GAAP adjustments (1)(2)(3)(4)(5)	13.6	10.6	14.5	10.5
Non-GAAP net income	33.0%	32.4%	32.7%	37.3%

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Stock-Based Compensation Expense and Related Employer-Paid Payroll Taxes. We provide non-GAAP information which excludes expenses for stock-based compensation and related employer-paid payroll taxes. We believe the exclusion of these items allows for financial results that are more indicative of our continuing operations. We believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types. Employer-paid payroll taxes on stock-based compensation is dependent on our stock price and the timing of the taxable events related to the equity awards, over which our management has little control, and does not correlate to the core operation of our business. Because of these unique characteristics of stock-based compensation and the related employer-paid payroll taxes, management excludes these expenses when analyzing the organization's business performance.

(3)
Acquisition Related Adjustments. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions (see Note 1 for further discussion); (ii) legal, accounting and advisory fees to the extent associated with acquisitions; (iii) changes in fair value of contingent consideration; (iv) costs related to due diligence and integrating the acquired businesses; (v) deferred compensation expense related to acquisitions; and (vi) restructuring costs, including adjustments related to changes in estimates, related to acquisitions. We consider these adjustments, to some extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our organic business operations, with respect to each acquisition. We believe that providing non-GAAP information for acquisition related expense items in addition to the corresponding GAAP information allows the users of our financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to our historical results and results of less acquisitive peer companies, both with and without such adjustments.

(4)
Restructuring Charges. We provide non-GAAP information that excludes restructuring charges such as severance, relocation and benefits and the estimated costs of exiting and terminating facility lease commitments, including accelerated depreciation on leasehold improvements and fixed assets, as they relate to our corporate restructuring and exit activities. These restructuring charges are inconsistent in amount and are significantly impacted by the timing and nature of these events. Therefore, although we may incur these types of expenses in the future, we believe that eliminating these charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business.

(6)
Non-GAAP Diluted Earnings Per Share Item. We provide non-GAAP diluted earnings per share. The non-GAAP diluted earnings per share amount was calculated based on our non-GAAP net income and the shares used in the computation of GAAP diluted earnings per share.

SolarWinds, Inc.
Reconciliation of GAAP Revenue to Non-GAAP Revenue on a Constant Currency Basis
(In thousands)
(Unaudited)

Reconciliation of fourth quarter 2014 GAAP revenue to Non-GAAP revenue:	Using Foreign Exchange Rates in Third Quarter of 2014	Increase (Decrease) in Growth % Compared to Third Quarter of 2014	Using Foreign Exchange Rates in Fourth Quarter of 2013	Increase (Decrease) in Growth % Compared to Fourth Quarter of 2013
GAAP total revenue	$118,439	5%	$118,439	22%
Foreign exchange impact on total revenue	1,222	1	1,631	2
Non-GAAP total revenue on a constant currency basis (1)	$119,661	6%	$120,070	24%

(1) Revenue on a constant currency basis is calculated using the average foreign exchange rates in the monthly periods during a previous quarter or year and applying these rates to foreign-denominated revenue in the corresponding monthly periods in the fourth quarter of 2014. The difference between revenue calculated based on these foreign exchange rates and revenue calculated in accordance with GAAP is listed as foreign exchange impact in the table above.

SolarWinds, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$22,967	$21,159	$78,113	$89,778
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,517	9,162	36,657	26,889
Provision for doubtful accounts	440	195	879	456
Stock-based compensation expense	11,551	5,506	38,980	22,649
Accrued earnout gain	—	—	—	(125)
Deferred taxes	1,182	781	(5,205)	(3,612)
Excess tax benefit from stock-based compensation	(2,492)	(1,311)	(7,801)	(9,057)
Discount (premium) on investments	(461)	11	(551)	(596)
Other non-cash expenses	66	234	1,091	1,181
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(4,187)	3,383	(7,246)	(6,323)
Income taxes receivable	80	(158)	3,964	(25)
Prepaid and other assets	(216)	149	(2,122)	(87)
Accounts payable	(584)	507	(536)	1,475
Accrued liabilities and other	3,988	2,897	18,259	(699)
Income taxes payable	752	(235)	7,004	11,754
Deferred revenue	9,872	6,625	32,811	28,616
Other long-term liabilities	(507)	812	5,515	1,046
Net cash provided by operating activities	51,968	49,717	199,812	163,320
Cash flows from investing activities
Purchases of investments	(15,478)	—	(18,479)	(17,288)
Maturities of investments	5,500	9,489	18,988	48,163
Purchases of property and equipment	(2,388)	(1,790)	(19,228)	(4,753)
Purchases of intangible assets and other long-term investments	(30)	(112)	(229)	(8,361)
Acquisition of businesses, net of cash acquired	—	(102,596)	(63,700)	(223,464)
Other investing activities	—	—	—	579
Net cash used in investing activities	(12,396)	(95,009)	(82,648)	(205,124)
Cash flows from financing activities
Repurchase of common stock	(668)	(18,929)	(13,891)	(37,280)
Exercise of stock options	4,654	4,986	10,703	13,110
Excess tax benefit from stock-based compensation	2,492	1,311	7,801	9,057
Proceeds from credit agreement	—	40,000	—	40,000
Repayment of borrowings from credit agreement	—	—	(40,000)	—
Payments for debt issuance costs	—	(642)	—	(642)
Net cash provided by (used in) financing activities	6,478	26,726	(35,387)	24,245
Effect of exchange rate changes on cash and cash equivalents	(3,311)	1,708	(9,808)	3,830
Net increase (decrease) in cash and cash equivalents	42,739	(16,858)	71,969	(13,729)
Cash and cash equivalents
Beginning of period	195,203	182,831	165,973	179,702
End of period	$237,942	$165,973	$237,942	$165,973

Supplemental disclosure of cash flow information
Cash paid for interest	$74	$139	$595	$139
Cash paid for income taxes	$5,583	$7,525	$18,346	$23,262